IMAX CORPORATION
EXHIBIT 24
POWER OF ATTORNEY
          Each of the persons whose signature appears below hereby constitutes and appoints Joseph Sparacio and Robert D. Lister, and each of them severally, as his true and lawful attorney or attorneys with power of substitution and re-substitution to sign in his name, place and stead in any and all such capacities the 10-K, including the French language version thereof, and any and all amendments thereto and documents in connection therewith, and to file the same with the United States Securities Exchange Commission (the “SEC”) and such other regulatory authorities as may be required, each of said attorneys to have power to act with and without the other, and to have full power and authority to do and perform, in the name and on behalf of each of the directors of the Corporation, every act whatsoever which such attorneys, or either of them, may deem necessary of desirable to be done in connection therewith as fully and to all intent and purposes as such directors of the Corporation might or could do in person.
Dated this 12th day of March, 2009

Signature	Title

/s/ Richard L. Gelfond	Co-Chairman and Co-Chief Executive Officer
Richard L. Gelfond	(Principal Executive Officer)

/s/ Bradley J. Wechsler	Co-Chairman and Co-Chief Executive Officer
Bradley J. Wechsler	(Principal Executive Officer)

/s/ Neil S. Braun	Director
Neil S. Braun

/s/ Kenneth G. Copland	Director
Kenneth G. Copland

/s/ Garth M. Girvan	Director
Garth M. Girvan

/s/ David W. Leebron	Director
David W. Leebron

/s/ Marc. A. Utay	Director
Marc A. Utay

/s/ Joseph Sparacio	Chief Financial Officer
Joseph Sparacio	(Principal Financial Officer)

/s/ Jeffrey Vance	Controller
Jeffrey Vance	(Principal Accounting Officer)